Exhibit 14

eTelcharge.com

Code of Ethics for the CEO and Senior Officers

This Code of Ethics is applicable to the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) and other senior officers of eTelcharge.com and any subsidiaries and affiliates (together, “eTelcharge” or the “Company”) identified below.

In adopting this Code of Ethics, the Company has recognized the vital importance to the Company of conducting its business subject to the highest ethical standards and in full compliance with all applicable laws and, even where not required by law, with the utmost integrity and honesty.

Persons Covered by this Code of Ethics

This Code of Ethics is applicable to each officer of the Company having any or all of the following responsibilities and/or authority, regardless of formal title: the president, the chief executive officer, the chief financial officer, the chief accounting officer, the controller, the treasurer, the chief tax officer, the chief legal officer, the chief of internal audit, any assistant general counsel responsible for finance matters, any assistant controller and any regional or business unit financial officer (each, a “Covered Officer”).  All references herein to dealings with, or actions of or transactions with, the Company refer also to dealings with, or actions of or transactions with, any Company subsidiary or affiliate and any other entity in which the Company has a substantial investment.

General Principles

In all of their dealings on behalf of, or with, the Company, each Covered Officer must:

•	Engage in and promote honest and ethical conduct, including by avoiding actual or potential conflicts of interest between personal and business or professional relationships;

•
Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment to be subordinated to the judgment of others;

•	Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC, and in other public communications;

•	Comply with all applicable governmental laws, rules and regulations (including, but not limited to, those relating to disclosure of the business activities and/or performance of the Company);

•	Promptly report violations of this Code of Ethics by designated senior management, to the appropriate persons;

•
Protect the confidentiality of non-public information about the Company and its customers or suppliers or other business partners/co-venturers, and prevent the unauthorized disclosure of such information unless required by law;

•	Ensure the responsible use of, and control over, all Company assets and resources entrusted to his or her care; and

•	Assume accountability for compliance with, and the interpretation and enforcement of, this Code of Ethics.

Implementing Policies and Procedures

In furtherance of the general principles stated above, each Covered Officer must adhere to the following set of implementing policies and procedures:

1.	Avoidance and Handling of Conflict of Interest Situations

Each Covered Officer is expected to avoid whenever practicable situations where his or her personal interest may conflict with, or be reasonably perceived to conflict with, the best interests of the Company and, where it is not possible to avoid an actual or apparent conflict of interest, to act in a manner expected to protect and advance the Company’s sole best interest.  Accordingly, a Covered Officer or an “immediate family member” of a Covered Officer (as defined below):

•	is not permitted to compete, either directly or indirectly, with or against the Company;

•
is not permitted to receive compensation in connection with services performed relating to any transaction entered into by the Company, other than compensation received in the ordinary course of the Covered Officer’s employment by the Company;

•
should avoid making any personal investment, acquiring any personal financial interest or entering into any association that interferes, might interfere, or might reasonably be thought to interfere, with his or her independent exercise of judgment on behalf of the Company and in its best interests; and

•
take or otherwise appropriate for his or her personal benefit, or for the benefit of any other person or enterprise, any opportunity or potential opportunity that arises or may arise in any line of business in which the Company or any Company subsidiary or affiliate engages or is considering engaging without first notifying and obtaining the written approval of the Chief Executive Officer.

To protect and advance the interests of the Company in any situation where the interests of the Company and the interests of a Covered Officer may conflict or be perceived to conflict, it will generally be necessary for the Covered Officer to cease to be involved in dealing with the situation on behalf of the Company and for another director, officer or employee of the Company to act on the matter on behalf of the Company, for example, in the negotiation of a transaction on behalf of the Company.

There is no “bright-line” test for, or comprehensive definition of what constitutes, a conflict of interest, although the minimum standard is compliance with all applicable laws and this Code of Ethics.  Accordingly, while not every situation that may give rise to a conflict of interest can be enumerated in this Code of Ethics, a Covered Officer must treat as a conflict of interest any situation in which that person, or any person with whom he or she has a personal relationship, including, but not limited to, a family member, in-law, business associate, or a person living in such Covered Officer’s personal residence:

•
solicits or accepts, directly or indirectly, from customers, suppliers or others dealing with the Company any kind of gift or other personal, unearned benefit as a result of his or her position with the Company including payment or reimbursement of travel and meal expenses (other than non-monetary items of nominal intrinsic value);

•
has any financial interest in any competitor, customer, supplier or other party dealing with the Company (other than ownership of publicly traded securities of such a company having in the aggregate a value of no more than $10,000;

•	has a consulting, managerial or employment relationship in any capacity with a competitor, customer, supplier or other party dealing with the Company, including the provision of voluntary services; or

•
acquires, directly or indirectly, real property, leaseholds, patents or other property or rights in which the Company has, or the Covered Officer knows or has reason to believe at the time of acquisition that the Company is likely to have, an interest.

An “immediate family member” includes the spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and any person (other than a tenant or employee) sharing the household of a Covered Officer.

2.	Full, Fair and Timely Disclosure; Adequacy of Disclosure Controls and Procedures and Internal Control Over Financial Reporting

The Covered Officers are responsible under the federal securities laws and this Code of Ethics for assuring accurate, full, fair, timely and understandable disclosure in all of the Company’s public communications, including, but not limited to, any report or other document filed with or submitted to the SEC or other governmental agency or entity, or in a press release, investor conference or any other medium in which a Covered Officer purports to communicate on behalf of the Company.  Accordingly, it is the responsibility of each of the Covered Officers promptly to bring to the attention of the Chief Executive Officer of the Company or the Board of Directors of the Company (the “Board”) any credible information of which he or she becomes aware that would place in doubt the accuracy and completeness in any material respect of any disclosures of which he or she is aware that have been made, or are to be made, directly or indirectly by the Company in any public SEC filing or submission or any other formal or informal public communication, whether oral or written (including, but not limited to, a press release).

In addition, each Covered Officer is responsible for promptly bringing to the attention of the Chief Executive Officer of the Company and the Board any credible information of which he or she becomes aware that indicates any deficiency in the Company’s internal control over financial reporting within the meaning of Section 404 of the Sarbanes-Oxley Act and the SEC’s implementing rules, and/or the Company’s disclosure controls and procedures for preparing SEC reports or other public communication as mandated by Section 302 of the Sarbanes-Oxley Act and the SEC’s implementing rules, even if a materially inaccurate or incomplete disclosure by or on behalf of the Company has not resulted or is not expected imminently to result from such deficiency.

Each Covered Officer is reminded, moreover, that the Company is required by law to keep books and records that accurately and fairly reflect its business operations, its acquisition and disposition of assets and its incurrence of liabilities, as part of a system of internal accounting controls that will ensure the reliability and adequacy of these books and records and that will ensure that access to Company assets is granted only as permitted by Company policies.

3.	Compliance with the Code of Ethics; Violations of Law

Each Covered Officer will promptly bring to the attention of the Board (or such other person as may be designated by the Board from time to time) any credible information he or she may receive or become aware of indicating:

•	that any violation by a Covered Officer of this Code of Ethics either has occurred, may be occurring, or is imminent;

•	that any violation of the U.S. federal securities laws or any rule or regulation thereunder by a Covered Officer has occurred, may be occurring, or is imminent; or

•	that any violation by a Covered Officer of any other law, rule or regulation applicable to the Company has occurred, is occurring or is imminent.

4.	Independent Auditors

Covered Officers are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent public auditors for the purpose of rendering the financial statements of the Company misleading.

5.	Amendments to and Waivers of the Code of Ethics

Where an amendment to or waiver of this Code of Ethics may be necessary or appropriate with respect to a Covered Officer, such person shall submit a request for approval to the Board.  Only the Board, or a duly authorized committee of the Board, may grant waivers from compliance with this Code of Ethics or make amendments to this Code of Ethics.  All waivers, including implicit waivers and amendments, will be publicly disclosed as required by applicable SEC regulations, and no waiver, implicit waiver or amendment of this Code of Ethics will become effective until such public disclosure is made.  For this purpose, a “waiver” means the approval by the Board of a material departure from a provision of this Code of Ethics and an “implicit waiver” means the failure of the Board to take action within a reasonable period of time regarding a material departure from a provision of this Code of Ethics after any executive officer of the Company has become aware of such material departure.

If the Board, or a duly authorized committee of the Board, decides to grant a waiver from this Code of Ethics, it will ensure that, if the circumstances warrant, the waiver is accompanied by appropriate controls designed to protect the Company from the risks of the transaction with respect to which the waiver is granted.

6.	Sanctions for Violations

In the event of a violation of this Code of Ethics by a Covered Officer, the Board will determine the appropriate actions to be taken after considering all relevant facts and circumstances. Such actions will be reasonably designed to:

•	deter future violations of this Code of Ethics or other wrongdoing; and

•	promote accountability for adherence to the policies of this Code of Ethics and other applicable policies.

In determining the appropriate sanction in a particular case, the Board may consider the following matters:

•	the nature and severity of the violation;

•	whether the violation was a single occurrence or repeated occurrences;

•	whether the violation appears to have been intentional or inadvertent;

•	whether the individual(s) involved had been advised prior to the violation as to the proper course of action; and

•	whether or not the individual in question had committed other violations in the past.

Covered Officers are reminded that violations of this Code of Ethics may also constitute violations of law that may result in civil or criminal penalties for the Covered Officers and/or the Company.